Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Separation Agreement and General Release ("Agreement") is entered into by and between OpGen, Inc. (the "Company") and Kevin Krenitsky, M.D. ("Employee").  In this Agreement, "Releasees" refers to the Company and its past, present, and future parents, divisions, subsidiaries, affiliates, related companies, predecessors, successors and assigns, and its and their past, present, and future directors, members, partners, officers, shareholders, employees, agents, servants, attorneys, and representatives, including but not limited to AdvanDx, Inc.
WHEREAS Employee has been employed by the Company;
WHEREAS Employee resigned from his position as President on August 31, 2016;
WHEREAS the parties desire to amicably resolve any and all issues and potential issues between them;
IT IS HEREBY AGREED by and between the parties as follows:
1. Employment Status:  Employee's employment with the Company was permanently terminated on August 31, 2016 ("Separation Date") as a result of Employee's resignation.  Employee acknowledges that Employee has received all wages, bonuses, vacation pay, and other benefits and compensation due to Employee by virtue of Employee's employment with Company, except wages and accrued and unused PTO through Employee's Separation Date, which will be paid in Employee's next regularly-scheduled paycheck.  The Company confirms that wages and accrued and unused PTO through Employee's Separation Date will be paid regardless of whether this Agreement is signed.
2. Separation Payments and Benefits:
(a) Separation Payment:  In full consideration for Employee's signing and not revoking this Agreement, and the Employee's compliance with the terms of this Agreement, the Company shall (i) pay Employee the total amount of Eighty Three Thousand Seven Hundred Fifty Dollars ($83,750.00), less standard payroll deductions, ("Separation Payment"), which includes any payments which Employee may allege are owed pursuant to his April 17, 2015 Executive Employment, Change in Control and Severance Benefits Agreement ("Employment Agreement"), and (ii) accelerate, on the Effective Date (as defined in Paragraph 20) the vesting of the stock options and restricted stock units ("RSUs") as set forth on Schedule A attached to this Agreement and extend the period of time that Employee has to exercise his vested stock options until February 28, 2017.  The Separation Payment shall be made in one lump sum on the next regularly scheduled Company payroll date falling at least ninety (90) days after the Effective Date, assuming Employee has executed this Agreement and not rescinded his execution as provided in Paragraph 20, but in any event before March 15, 2017.  The Separation Payment will be mailed to the Employee's home address or such other address that he provides to the Company in writing prior to such payment date.

(b) Health Benefits Continuation: Provided Employee timely elects to continue his health insurance coverage through the federal law commonly known as COBRA, the Company will reimburse Employee the equivalent of the employer portion of the monthly insurance premium for continuing COBRA medical coverage through November 30, 2016 (the "COBRA Subsidy Period"), unless Employee obtains new employment during the COBRA Subsidy Period and is eligible to obtain replacement coverage through a new employer, in which case, the Company's payment of Employee's medical coverage will terminate the date Employee becomes covered under the new employer's plan, except to the extent otherwise required by law.  The reimbursement will be paid at the time the Separation Payment is made.  It is understood that the Company's payment of COBRA coverage under those circumstances is intended solely to prevent Employee from experiencing a gap in medical coverage should the new employer's plan have a waiting period, and does not constitute an additional optional benefit plan where replacement employer sponsored health insurance coverage is available.  After the COBRA Subsidiary Period, Employee understands that Employee will be responsible to pay the entire premium associated with continued COBRA coverage, should Employee elect to purchase, and be eligible for, additional continued coverage under COBRA.  Employee is responsible for providing the Company with sufficient documentation of his COBRA coverage to be eligible for reimbursement.
(c) Employee agrees that the amount stated in Paragraph 2(a) is greater than any amount Employee otherwise is entitled to receive under any law, contract, policy, promise, expectation, or otherwise, either as compensation, wages, commissions, bonuses, incentives, accrued but unused vacation or paid time off, severance, benefits, reimbursements, damages, or otherwise.
3. General Release of Claims:  In consideration of the Separation Payments and Benefits described in Paragraph 2, and for other good and valuable consideration, Employee releases the Releasees from all claims that Employee ever had, now has, or hereafter may have, whether known or unknown, asserted or unasserted, from the beginning of Employee's employment with the Company through the date of this Agreement.  This general release includes but is not limited to the following: (a) claims arising under the Americans with Disabilities Act; (b) discrimination, interference or retaliation claims arising under the Family Medical Leave Act or any state leave law; (c) claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, and the federal Equal Pay Act; (d) claims arising under the Genetic Information and Non-Discrimination Act; (e) claims arising under the Maryland Fair Employment Practices Act and the Maryland Anti-Discrimination Statute; (f) claims arising under any Maryland local City or County discrimination statute; (g) claims of age discrimination under the Age Discrimination in Employment Act ("ADEA"), as amended by the Older Workers Benefit Protection Act, or state anti-discrimination statutes, including the Maryland Fair Employment Practices Act; (h) claims arising under the Employee Retirement Income Security Act; (i) whistleblower claims arising under any state or federal law; (j) claims arising under the United States Constitution and the Maryland Constitution; (k) claims arising under the National Labor Relations Act, Uniformed Services Employment and Reemployment Rights Act, and the Occupational Safety and Health Act; (l) claims arising under the Worker Adjustment Retraining and Notification Act; (m) claims arising under the Employment Agreement, the November 10, 2015 Restricted Stock Unit Award Agreement, and the Company's 2015 Equity Incentive Plan and related Stock Option Agreements; (n) claims arising under any other federal, state or local law or ordinances, or any common law claim under tort, contract or any other theories now or hereafter recognized; and (o) claims for any type of damages cognizable under any of the laws referenced herein, including, but not limited to, any and all claims for compensatory damages, punitive damages, and attorneys' fees and costs.

Employee also agrees that this general release should be interpreted as broadly as possible to achieve Employee's intention to waive all of Employee's claims against the Releasees.
4. Claims Not Released:  Notwithstanding any other provision of this Agreement, the following are not barred by the Agreement:  (a) claims relating to the validity of this Agreement; (b) claims by either party to enforce this Agreement; (c) claims under any state workers' compensation or unemployment law; and (d) claims that legally may not be waived.  Further, it is understood and agreed that this Agreement does not bar Employee's right to file an administrative charge with the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC), the United States Department of Labor (DOL), the National Labor Relations Board (NLRB), or any other federal, state or local agency; prevent Employee from reporting to any government agency any concerns Employee may have regarding the Company's practices; or preclude Employee's participation in an investigation by the SEC, EEOC, DOL, NLRB or any other federal, state or local agency, although the Agreement does bar Employee's right to recover any personal relief (including monetary relief) if Employee or any person, organization, or entity asserts a charge or complaint on Employee's behalf, including in a subsequent lawsuit or arbitration, except that Employee may receive an award from the SEC under the federal securities laws.
5. IRS Issues:  As required by law, the Company will issue the appropriate Internal Revenue Service ("IRS") Form(s) W-2 at the appropriate time.  The Company makes no representations or warranties regarding any tax issues for any payment provided for in this Agreement, and Employee acknowledges that Employee has not relied upon any advice from the Company concerning this tax liability, if any, for the amounts to be paid in this Agreement.  Employee also acknowledges that Employee is responsible for any and all tax liability or consequences which may be assessed arising from the payment and characterization of these proceeds, and Employee agrees to and does hereby indemnify and hold the Company harmless against any and all tax liability, interest, and/or penalties.
6. No Future Payments Except Those Described Herein:  Except as set forth in this Agreement, it is expressly agreed and understood by the parties that the Company does not have, and will not have, any obligation to provide Employee at any time in the future with any bonus or other payments, benefits, or consideration other than those set forth in Paragraph 2 above and other than those to which Employee may be entitled under the Company's benefit plans, including 401(k) and pension plans, if applicable.  Employee expressly acknowledges that no contributions from the payments described in Paragraph 2 above, will be made to a 401(k) or pension plan.
7. No Admission of Liability:  Employee agrees and acknowledges that this Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty allegedly owed by the Company to Employee.  The Company specifically disclaims any liability to Employee on any basis.  The execution of this Agreement by the Company is a voluntary act to provide an amicable conclusion to its employment relationship with Employee.

8. Reference:  In response to any inquiries from prospective employers, the Company will confirm dates of employment and position(s) held.
9. Non-Disparagement:  Employee agrees not to slander or defame and, except as to the matters described in Paragraph 4, otherwise disparage the Company, the Releasees, or any officer, director, employee, or agent thereof.  Should a court determine that Employee has violated this Paragraph 9, Employee shall be required to return eighty percent (80%) of the total Separation Payment described in Paragraph 2(a) and to reimburse the Company for attorneys' fees and costs incurred in enforcing this Agreement.
10. Non-Disclosure and Confidentiality:
(a) Proprietary Information and Post-Termination Obligations:  Employee acknowledges and reaffirms his continuing obligations under the Proprietary Information, Non-Solicitation and Non-Competition Agreement, dated May 1, 2015, not to use or disclose any confidential or proprietary information of the Company, to assign certain inventions and to refrain from certain solicitation and competitive activities.  A copy of such agreement is attached hereto as Exhibit A.  The Company hereby affirms that it will enforce its contract rights as needed and avail itself of all remedies available to it in law and equity in accordance with the provisions of the Proprietary Information, Non-Solicitation and Non-Competition Agreement, dated May 1, 2015, which continue in full force and effect.
(b) Confidentiality:  Employee represents that Employee has kept, and will continue to keep, all matters concerning or relating to this Agreement in strictest confidence, including the substance of the negotiations leading up to this Agreement, and that Employee shall not disclose them to any person outside of Employee's immediate family, tax advisor, or attorney after first obtaining that individual's agreement to keep the information confidential and not disclose it to others and except as required by law or court order.  Employee understands that the Company's obligation to disclose this Agreement does not relieve Employee of his obligation to comply with this Paragraph 10.  Notwithstanding the forgoing, Employee may disclose this Agreement on the following conditions: (i) Employee may advise his attorney(s), spouse, accountant(s), tax preparers, and the IRS that he received income as a result of a settlement agreement relating to his employment and the amount received; (ii) to federal regulatory authorities or law enforcement officers if instructed by them not to discuss his conversation with them to Employer; (iii) to the Court for purposes of bringing a legal challenge to the validity of the Agreement under the ADEA; (iv) in connection with any charge or complaint filed by Employee with the EEOC, NLRB, or any federal, state, or local department or agency; and (v) if subpoenaed by a party to a lawsuit, ordered by the Court or otherwise legally compelled, Employee may testify or provide information regarding this Agreement or may produce the Agreement, provided that he gives notice within three (3) business days of receipt of any subpoena, court order or other related communication (oral or written) to the Senior Director, Human Resources, 708 Quince Orchard Road, Gaithersburg, MD 20878, so that the Company can assert any objections prior to Employee's appearance at an interview, deposition, hearing or trial.  Employee acknowledges that he waives any objection to Employer's request that the document production or his testimony be done in camera and under seal.

11. Cooperation:  Employee agrees to assist the Company, upon its reasonable request, in participating in the preparation for, response to, prosecution and/or defense of any litigation, investigation or other matter arising out of or related to Employee's employment with or duties while employed with the Company.  Employee also agrees that for a reasonable period of timing following Employee's Separation Date, Employee shall reasonably assist the Company in transitioning Employee's job duties and responsibilities while employed with the Company to other Company employees and, for the same period, shall remain available for reasonable consultation by the Company at Company's convenience in connection with such prior duties and responsibilities.
12. Who Is Bound By This Agreement:  Employee is bound by this Agreement.  Anyone who succeeds to any rights and responsibilities of Employee is also bound, such as any heirs or executors.  The Company, including any successors or assigns, is also bound by this Agreement.
13. Integration and Modification:  This Agreement contains all of the promises and understandings of the parties and there are no other agreements or understandings with respect to the subject matter herein, except that the May 1, 2015 Proprietary Information and Inventions Agreement and Non-Disclosure Agreement, Assignment of Inventions Agreement and Non‑Competition Agreement, which continues in full force and effect.  This Agreement may be amended only by a written agreement signed by both parties.
14. Advice to Consult Legal Representation:  Employee is advised to consult with legal counsel of Employee's choosing, at Employee's own expense, regarding the meaning and binding effect of this Agreement and every term hereof prior to executing it.
15. Governing Law and Jurisdiction; Jury Trial Waiver:  This Agreement shall be enforced in accordance with the laws of the State of Maryland without regard to any principles of choice of law that may otherwise be applicable, except to the extent superseded by federal law (e.g., ERISA).  Employee hereby consents and agrees to the jurisdiction before a court of law in the State of Maryland, and that any action arising out of or relating to this Agreement may only be initiated in the state courts located in Maryland or, if jurisdiction is appropriate, the United States District Court for the District of Maryland.  The Employee consents to the jurisdiction of such courts and waives any argument that such courts are an inconvenient forum.   THE PARTIES EXPRESSLY AND VOLUNTARILY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.
16. Waiver:  If a party, by its actions or omissions, waives or is adjudged to have waived any breach of this Agreement, any such waiver shall not operate as a waiver of any other subsequent breach of this Agreement.
17. Binding Agreement:  This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal or legal representatives, successors and/or assigns.

18. Severability:  If any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.
19. Employee Acknowledgement: Employee acknowledges that:
(a) Employee has read this Agreement and has had an opportunity to discuss it with individuals of Employee's own choice, who are not associated with the Company;
(b) The Company has advised Employee to consult with an attorney of Employee's own choosing;
(c) Neither the Company nor its agents, representatives or employees have made any representations to Employee concerning the terms or effects of this Agreement, other than those contained in the Agreement;
(d) Employee has the intention of releasing all claims recited herein in exchange for the payments and other consideration described herein, which Employee acknowledges as adequate and satisfactory and in addition to anything to which Employee otherwise is entitled;
(e) Employee's employment relationship with the Company was permanently severed on August 31, 2016; and
(f) As of August 31, 2016, Employee has returned all things in Employee's possession or control relating to the Company's business, including but not limited to a Company-issued cell phone, keys, badges, or other identification, reports, correspondence, manuals, ledgers, product designs, specifications or other proprietary material pertaining to the Company.
20. Consideration Period; Revocation Period:  Employee shall have a period of twenty-one (21) calendar days following Employee's Separation Date to consider the offer of this Agreement, including the general release set forth in Paragraph 3, prior to entering into it.  The following information is required by the ADEA and the Older Workers Benefit Protection Act, which applies to Employee's release of claims:
(a) Employee understands that no rights or claims arising under the ADEA after the date this Agreement is signed are waived.
(b) Employee acknowledges that he received a copy of this Agreement on August 31, 2016, and that he has twenty-one (21) calendar days to consider and accept the terms of this Agreement.  Employee may return this signed Agreement in less than the full 21-calendar day period.  To accept this Agreement, Employee must sign and date this Agreement and then return the signed Agreement (via hand delivery, certified mail, or overnight delivery) to Senior Director, Human Resources, 708 Quince Orchard Road, Gaithersburg, MD 20878, no later than September 21, 2016. Employee further agrees that any revisions, material or otherwise, made to this Agreement do not restart the 21-day consideration period described above.  By signing and returning this Agreement, Employee acknowledges that the consideration period afforded Employee was a reasonable period of time to consider fully each and every term of this Agreement, including the general release set forth in Paragraph 3.

(c) Employee should consult with an attorney prior to signing this Agreement.
(d) Employee understands that after he signs this Agreement, he has seven (7) additional calendar days to change his mind and revoke his acceptance of the Agreement.  To revoke Employee's acceptance, he must send a written statement of revocation (via hand delivery, certified mail, or overnight delivery) within seven (7) days after he executed this Agreement to Evan Jones, Chief Executive Officer, OpGen, Inc., 708 Quince Orchard Road, Gaithersburg, MD 20878.
(e) Employee further understands that the payments described in this Agreement will not be paid until after this seven day revocation period expires and that if he revokes this Agreement, he is not entitled to any payments described in this Agreement.  Employee also understands that if he does not revoke this Agreement, it will take effect on the eighth (8th) day after he signs the Agreement (the "Effective Date").
21. This Agreement may be signed in counterparts and each signed counterpart shall have the same full force and effect as if it were fully executed by both parties.

Kevin Krenitsky expressly acknowledges that he has read the foregoing, that he has had sufficient time to review it with an attorney of his choosing, that he understands the Agreement's terms and conditions and that he intends to be legally and finally bound by it and that he is signing this agreement voluntarily with the full intent of releasing the releasees from any and all claims he has or may have as of the date of this agreement.
IN WITNESS THEREOF, the parties have executed this Agreement.
Kevin Krenitsky, M.D.	OpGen, Inc.
/s/ Kevin Krenitsky, M.D.	/s/Evan Jones
By: Evan Jones
Date: September 1, 2016	Chairman and Chief Executive Officer Date: August 31, 2016

SCHEDULE A

 Equity Awards

Type of Award	Grant Date	Exercise Price	Total Grant Shares	Vested as of August 31, 2016	Accelerated Vesting as of Effective Date	Total Vested as of Effective Date
Stock option	05/04/2015	$6.00	381,067	95,266	-	95,266
Stock option	11/10/2015	$1.70	100,000	-	20,833	20,833
Stock option	06/13/2016	$1.55	60,000	-	-	-
Total						116,099

RSU	11/10/2015	N/A	50,000	-	10,416	10,416

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